Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:
Timothy A. Bonang, Vice President, Investor Relations, or
Katie Strohacker, Senior Manager, Investor Relations
(617) 796-8251
www.tatravelcenters.com

TravelCenters of America Elects Attorney Lisa Harris Jones

To Its Board of Directors

Westlake, OH (November 19, 2013).  TravelCenters of America LLC (NYSE: TA) today announced that Attorney Lisa Harris Jones has been elected to its Board of Directors.

Ms. Jones is a founding member of the Baltimore based law firm of Harris Jones and Malone and is a graduate of the University of Pittsburgh in Pittsburgh, PA and American University Washington College of Law in Washington, D.C.  In addition to her professional accomplishments, Ms. Jones has held leadership positions in many community service and civic organizations for which she has received recognitions and awards, including being the recipient of the YWCA Greater Baltimore Special Leadership Award in 2012.

TravelCenters of America LLC is a Fortune 500 company whose publicly owned shares are listed for trading on the New York Stock Exchange.  TA’s primary business is the operation of travel centers along the U.S. Interstate Highway System.  TA owns, leases and franchises travel centers under the “TravelCenters of America”, “TA”, “Petro Stopping Centers” and “Petro” brand names.  TA travel centers offer diesel and gasoline fueling, truck repair services, restaurants, stores and other services to interstate truckers and other motorists in 42 states and in Canada.

Ms. Jones was elected to be an Independent Director in Group III of TA’s Board of Directors to fill a vacancy created when the Board was expanded to six members including four who are Independent Directors.  Ms. Jones was also appointed to serve on the Audit Committee, the Nominating and Governance Committee and the Compensation Committee of the TA Board.  Ms. Jones’s current term as a TA Director will extend to the annual meeting of TA shareholders in 2016.

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